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                                                                   Exhibit 10.16
                                                                   -------------

                            Supplemental Description
                                       of
                       Pegasus Communications Corporation
                            Short-Term Incentive Plan
                 (Corporate, Satellite and Business Development)
                                       for
                               Calendar Year 2003

Executive officers of Pegasus Communications Corporation participate in the Pegasus Communications Corporation Short-Term Incentive Plan (Corporate, Satellite and Business Development) for calendar year 2003 (the "Plan"), see
Exhibit 10.15 to this Form 10-K, along with corporate, satellite and business development management. This description is intended to supplement Exhibit 10.15 to provide a more specific description of the criteria and types of payments that can be made under the Plan. For 2003, the amount of short-term incentive that can be earned is based upon "free cash flow", Subscriber Equivalent Units
(SEU), and Pre-Marketing Cash Flow. The term "free cash flow" used in the Plan ("Plan Free Cash Flow") is unique to the Plan and is not identical to the amounts of free cash flow publicly reported by Pegasus. For purposes of the Plan, "free cash flow" consists of various inclusions and exclusions specific to particular operations or divisions of Pegasus or events affecting Pegasus. For calendar year 2003, employees receive payments under the Plan based upon an January to December Plan year. The Plan provides for three tiers of payments as follows: (i) Tier 1 Payments: if Plan Free Cash Flow achieves an established calendar month target(the "Monthly Target"), which is the same target for each month of the calendar year), participants will receive 1/12 of their annual targets for each month that Pegasus achieves this Plan Free Cash Flow; (ii) Tier 2 Payments: if Plan Free Cash Flow is greater than the Monthly Target in any calendar month, 35% of the excess amount for a given month will be allocated to a Tier 2 pool. Payment of this pool will be determined by whether or not Pegasus achieves it's SEU target with 50% paid monthly and 50% paid quarterly. Payments to the participants will be based upon their respective short-term incentive targets as a percentage of total short-term incentive targets; and Tier 3
Payments: if Pegasus exceeds its Pre-Marketing Cash Flow budget for the period from January to December 2003, an additional $1,000,000 will be allocated to participants based upon their respective short-term incentive targets as a percent of total short term incentive targets. Payments made under the Plan are made in cash and are payable monthly and quarterly after the conclusion of a calendar month once the amount of Plan Free Cash Flow is determined (with the exception of Tier 3 payments, which, if applicable, will be paid in early 2004).